EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the E.piphany, Inc. 1999 Stock Plan and E.piphany, Inc. Nonemployee Director Deferred Compensation Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements of E.piphany, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and E.piphany, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of E.piphany, Inc. filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Francisco, California

March 9, 2005